SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 4, 2007

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware	000-27596	94-3170244
(State or other jurisdiction of	(Commission file number)	(I.R.S. employer
incorporation or organization)		identification no.)

331 East Evelyn Avenue
Mountain View, CA 94041

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 962-4000

☐  Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry Into A Material Definitive Agreement.

In connection with the resignation of Edward Sinclair, Vice President, Clinical Research, Regulatory Affairs and Quality Assurance of Conceptus, Inc. (the “Company”) effective December 31, 2007 (see Item 5.02 below), the Company entered into a Letter Agreement and Release of Claims with Edward Sinclair (the “Separation Agreement”). Under the terms of the Separation Agreement, Mr. Sinclair has agreed to serve for four months immediately following his resignation as a consultant to the Company providing regulatory and clinical research services at a rate of approximately $17,931 per month, plus reimbursement of reasonable expenses consistent with the Company’s reimbursement standard practices. In addition, Mr. Sinclair will receive reimbursements for COBRA payments until the earlier of September 30, 2008 or such time as Mr. Sinclair obtains health coverage from another source. Mr. Sinclair will also be eligible to receive his 2007 target bonus, in the event that bonuses are paid to other executives of the Company.

Pursuant to the Separation Agreement, 9,811 of unvested shares underlying Mr. Sinclair’s equity awards will be accelerated and become vested and exercisable on January 1, 2008. All of Mr. Sinclair’s stock options will expire 90 days after the expiration of the consulting period.

In accordance with applicable employment laws, Mr. Sinclair has the right to rescind the Separation Agreement within seven days of its execution and the Separation Agreement will not be effective or enforceable until that seven-day period has expired.

Item 5.02   Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers.

On December 4, 2007, Edward Sinclair tendered his resignation as Vice President, Clinical Research, Regulatory Affairs and Quality Assurance of the Company, effective December 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC.
(Registrant)

	By	: /s/	Gregory E. Lichtwardt
Gregory E. Lichtwardt
Executive Vice President, Treasurer
and Chief Financial Officer

Dated: December 10, 2007